Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

May 2008 Performance Update

The Frontier Fund Supplement Dated June 10, 2008 to Prospectus Dated May 27, 2008

T H E     F R O N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

May performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1	May 30, 2008 MTD	May 30, 2008 YTD	NAV /Unit
Balanced Series-1	1.11%	7.88%	$109.45
Balanced Series-1a	1.10%	7.78%	$97.97
Campbell/Graham/Tiverton Series-1	1.85%	4.49%	$96.03
Currency Series-1	0.75%	3.63%	$104.32
Long/Short Commodity Series-1	-0.39%	6.11%	$107.67
Winton/Graham Series-1	2.72%	13.99%	$108.33
Winton Series-1	0.72%	7.68%	$122.58
Long Only Commodity Series-1	2.31%	17.88%	$130.60
Managed Futures Index Series-1	0.17%	6.13%	$106.75

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of May 30, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$24,447,096.55
Unrealized trading gain/(loss)	(17,943,550.11)
Less: commissions	(148,607.14)
Less: FCM fees	(121,999.49)
Foreign currency gain/(loss)	2,035.07
Interest income	24,389.05

Total Income	6,259,363.93
EXPENSES
Management fees	98,326.58
Incentive fees	3,470,611.34
Broker service fees	490,080.24

Total Expenses	4,059,018.16
Net Income (Loss)	$2,200,345.77

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,830,490.42627	$198,143,499.74	108.25
Current month additions	40,349.77163	4,396,864.82
Current month redemptions	(46,383.29302)	(5,048,658.72)
Net Income (loss) for current month		2,200,345.77

Net Asset Value, end of current month	1,824,456.90488	$199,692,051.61	109.45

Monthly rate of return			1.11%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$715,166.39
Unrealized trading gain/(loss)	(524,775.29)
Less: commissions	(4,346.27)
Less: FCM fees	(3,565.01)
Foreign currency gain/(loss)	58.33
Interest income	6,305.51

Total Income	188,843.66
EXPENSES
Trading Fee	5,633.14
Management fees	3,899.81
Incentive fees	101,475.47
Broker service fees	14,313.78

Total Expenses	125,322.20
Net Income (Loss)	$63,521.46

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	59,976.88031	$5,812,142.28	96.91
Current month additions	155.33327	15,118.46
Current month redemptions	(1,015.59338)	(99,243.82)
Net Income (loss) for current month		63,521.46

Net Asset Value, end of current month	59,116.62020	$5,791,538.38	97.97

Monthly rate of return			1.10%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$551,028.66
Unrealized trading gain/(loss)	954,726.66
Less: commissions	(8,473.27)
Less: FCM fees	(26,757.48)
Foreign currency gain/(loss)	4,010.96
Interest income	5,049.86

Total Income	1,479,585.39
EXPENSES
Management fees	108,929.26
Incentive fees	197,660.53
Broker service fees	139,339.41

Total Expenses	445,929.20
Net Income (Loss)	$1,033,656.19

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	592,080.41363	$55,820,191.34	94.28
Current month additions	15,854.20437	1,518,342.23
Current month redemptions	(13,889.88623)	(1,328,714.24)
Net Income (loss) for current month		1,033,656.19

Net Asset Value, end of current month	594,044.73177	$57,043,475.52	96.03

Monthly rate of return			1.85%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell / Graham / Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$184,161.48
Unrealized trading gain/(loss)	(54,634.62)
Less: FCM fees	(6,104.32)
Interest income	2,414.36

Total Income	125,836.90
EXPENSES
Management fees	11,013.95
Incentive fees	—
Broker service fees	28,778.97

Total Expenses	39,792.92
Net Income (Loss)	$86,043.98

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	109,421.51022	$11,329,693.24	103.54
Current month additions	10,515.82848	1,095,602.16
Current month redemptions	(3,581.89658)	(372,854.13)
Net Income (loss) for current month		86,043.98

Net Asset Value, end of current month	116,355.44212	$12,138,485.25	104.32

Monthly rate of return			0.75%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$168,299.33
Unrealized trading gain/(loss)	228,867.21
Less: commissions	(2,747.48)
Less: FCM fees	(3,555.45)
Foreign currency gain/(loss)	140.01
Interest income	964.15

Total Income	391,967.77
EXPENSES
Management fees	17,825.95
Incentive fees	94,510.54
Broker service fees	24,651.96

Total Expenses	136,988.45
Net Income (Loss)	$254,979.32

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	84,311.94770	$8,891,736.46	105.46
Current month additions	24,308.40820	2,618,396.90
Current month redemptions	(496.67818)	(52,283.74)
Net Income (loss) for current month		254,979.32

Net Asset Value, end of current month	108,123.67772	$11,712,828.94	108.33

Monthly rate of return			2.72%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton / Graham Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$192,317.59
Unrealized trading gain/(loss)	(40,778.47)
Less: commissions	—
Less: FCM fees	(2,633.29)
Foreign currency gain/(loss)	—
Interest income	8,297.77

Total Income	157,203.60
EXPENSES
Management fees	6,580.40
Incentive fees	—
Broker service fees	10,271.19

Total Expenses	16,851.59
Net Income (Loss)	$140,352.01

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	47,783.69340	$6,099,624.17	127.65
Current month additions	876.23224	116,766.18
Current month redemptions	(1,184.96392)	(156,574.75)
Net Income (loss) for current month		140,352.01

Net Asset Value, end of current month	47,474.96172	$6,200,167.61	130.60

Monthly rate of return			2.31%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$7,904,834.58
Unrealized trading gain/(loss)	(7,729,317.25)
Less: commissions	(33,387.23)
Less: FCM fees	(12,391.30)
Foreign currency gain/(loss)	—
Interest income	57,864.57

Total Income	187,603.37
EXPENSES
Management fees	102,342.84
Incentive fees	167,074.99
Broker service fees	104,995.18

Total Expenses	374,413.01
Net Income (Loss)	$(186,809.64)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	379,697.42914	$41,043,768.06	108.10
Current month additions	37,649.68202	4,086,170.81
Current month redemptions	(6,724.77540)	(731,528.71)
Net Income (loss) for current month		(186,809.64)

Net Asset Value, end of current month	410,622.33576	$44,211,600.52	107.67

Monthly rate of return			-0.39%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(22,375.21)
Unrealized trading gain/(loss)	27,504.52
Less: commissions	(253.17)
Less: FCM fees	(476.43)
Foreign currency gain/(loss)	(19.47)
Interest income	1,379.67

Total Income	5,759.91
EXPENSES
Management fees	1,906.14
Incentive fees	—
Broker service fees	1,865.84

Total Expenses	3,771.98
Net Income (Loss)	$1,987.93

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	10,266.84838	$1,094,140.41	106.57
Current month additions	1,097.46411	117,039.21
Current month redemptions	(0.37886)	(40.66)
Net Income (loss) for current month		1,987.93

Net Asset Value, end of current month	11,363.93363	$1,213,126.89	106.75

Monthly rate of return			0.17%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$292,567.75
Unrealized trading gain/(loss)	328,496.96
Less: commissions	(9,600.16)
Less: FCM fees	(19,629.66)
Foreign currency gain/(loss)	(4,038.36)
Interest income	14,051.73

Total Income	601,848.26
EXPENSES
Management fees	78,296.75
Incentive fees	(100,009.28)
Broker service fees	154,385.69

Total Expenses	132,673.16
Net Income (Loss)	$469,175.10

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	491,276.71511	$59,791,279.48	121.71
Current month additions	21,850.14627	2,636,017.74
Current month redemptions	(1,678.36609)	(205,010.64)
Net Income (loss) for current month		469,175.10

Net Asset Value, end of current month	511,448.49529	$62,691,461.68	122.58

Monthly rate of return			0.72%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 1